                                                                   Exhibit 99.15

  NETWORK ASSOCIATES, INC. INCREASES EXCHANGE OFFER FOR MCAFEE.COM CORPORATION

         Santa Clara, Calif. July 15, 2002. Network Associates, Inc. (NYSE: NET) announced today that it has increased its exchange offer for all outstanding publicly held shares of McAfee.com Class A common stock (NASDAQ: MCAF). Under the amended offer, McAfee.com stockholders will be offered 0.90 of a share of Network Associates common stock in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. The exchange ratio of 0.90 of a share of Network Associates common stock represents a 15.5% increase over the original offer of 0.78 of a share.

         The exchange offer is being made directly to the McAfee.com stockholders and is conditioned on the tender of a sufficient number of McAfee.com Class A shares such that, after the offer is completed, Network Associates would own at least 90% of all outstanding shares of McAfee.com common stock, as well as other customary conditions. While this condition may be waived, in no event will the offer be completed if less than a majority of the minority of McAfee.com stockholders, other than Network Associates, tender their shares in the offer. The offer also remains conditioned upon, among other things, McAfee.com not having adopted any structural defense, including the adoption of a shareholder rights plan.

Additional Information and Where To Find It

         In connection with the proposed transaction, Network Associates filed an exchange offer prospectus and related materials with the Securities and Exchange Commission (SEC). Network Associates intends to file with the SEC a supplement to the exchange offer prospectus, including additional information with respect to the increased exchange ratio. MCAFEE.COM SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. McAfee.com security holders may obtain a free copy of the exchange offer prospectus and the prospectus supplement (when available) and other documents filed by Network Associates and McAfee.com with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the exchange offer prospectus, the prospectus supplement, as well as Network Associates' related filings made with the SEC, may also be obtained from Network Associates by directing a request to Network Associates' Investor Relations Department at: 3965 Freedom Circle, Santa Clara, CA 95054, or by contacting D.F. King & Co. Inc., information agent for the offer, at 800-549-6746.

About Network Associates, Inc.

         With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.networkassociates.com.

                                                                    CONFIDENTIAL
                                                      ATTORNEY CLIENT PRIVILEGED
                                                          [WSGR DRAFT - 7/14/02]


         NOTE: Network Associates, McAfee, Sniffer and Magic Solutions are registered trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Safe Harbor Statement

         The foregoing news release contains forward-looking statements. Forward-looking statements include those regarding Network Associates' exchange offer. Actual results may vary, perhaps materially, from those contained in the forward-looking statements. Network Associates may not complete the exchange offer or the related short-form merger contemplated in this news release. Investors should read Network Associates' prospectus, tender offer statement and prospectus supplement (when it becomes available) describing the proposed exchange offer and merger and the documents incorporated therein for a more detailed discussion of the offer and merger and the associated risks and uncertainties.

                                                                             -2-